Exhibit 5.1

November 16, 2011

The Hershey Company

100 Crystal A Drive

Hershey, Pennsylvania 17033

Ladies and Gentlemen:

We have acted as counsel to The Hershey Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-159246) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $250,000,000 aggregate principal amount of its 1.500% Notes due 2016 (the “Notes”). The Notes were offered and sold pursuant to the Prospectus, dated May 14, 2009, as supplemented by the Prospectus Supplement, dated November 8, 2011 (together, the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b)(3) under the Securities Act, and an Underwriting Agreement dated November 8, 2011 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.

The Notes have been issued under an indenture dated as of May 14, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined the Registration Statement, the Prospectus, the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the global note representing the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company in respect of the offering of the Notes and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP